Exhibit 99.1

GENCO SHIPPING & TRADING LIMITED ANNOUNCES
FIRST QUARTER FINANCIAL RESULTS

Upsized $460 Million Credit Facility to Finance Scrubber Installations as Part of the Comprehensive IMO 2020 Strategy

New York, New York, May 8, 2019 – Genco Shipping & Trading Limited (NYSE:GNK) (“Genco” or the “Company”), the largest U.S. headquartered drybulk shipowner focused on the transportation of major and minor bulk commodities globally, today reported its financial results for the three months ended March 31, 2019.

The following financial review discusses the results for the three months ended March 31, 2019 and March 31, 2018.

First Quarter 2019 and Year-to-Date Highlights

•	Recorded a net loss of $7.8 million for the first quarter of 2019

o	Basic and diluted loss per share of $0.19

o	Adjusted net loss of $8.4 million or adjusted basic and diluted loss per share of $0.20, excluding a $0.6 million gain on sale of vessels

•	Net revenue (voyage revenues minus voyage expenses and charter hire expenses) totaled $48.0 million during Q1 2019

•
Our average daily fleet-wide time charter equivalent, or TCE, for Q1 2019 was $9,230 which outperformed the relevant Baltic Exchange benchmark sub-indices as adjusted for our owned fleet profile by approximately $2,100 per vessel per day[1]

•	Maintained low daily vessel operating expenses (“DVOE”) of $4,420 per vessel per day during Q1 2019, as a result of our industry leading cost efficient structure

•	Our cash position as of March 31, 2019 was $193.0 million

•	Recorded EBITDA of $17.5 million during Q1 2019

o	Adjusted EBITDA of $16.9 million for Q1 2019, after excluding a $0.6 million of gain on sale of vessels[2]

•
Upsized our $460 Million Credit Facility to a $495 Million Credit Facility through a February 2019 amendment providing an additional tranche of up to $35 million to finance up to 90% of the expenses related to the acquisition and installation of exhaust gas cleaning systems (“scrubbers”) on our 17 Capesize vessels

•	Completed the sale of the Genco Vigour, a 1999-built Panamax vessel, in January 2019 for a gain of $0.6 million

o	The Genco Vigour was the Company’s last remaining unencumbered vessel

John C. Wobensmith, Chief Executive Officer, commented, “During the first quarter of 2019, we drew upon our active commercial strategy and our barbell approach to fleet composition as we effectively operated through a volatile and challenging freight rate environment. This period highlighted the key advantage of our barbell strategy that provides direct exposure to both major and minor drybulk commodities. Specifically, while the Capesize market came under pressure, the earnings for the smaller class vessels exhibited relative strength during the quarter. Subsequently, the Capesize market has shown signs of improvement and we remain positive on long-term drybulk fundamentals, led by steady demand growth and low net fleet growth. Throughout the year-to-date, we have also continued to successfully execute Genco’s strategic initiatives, which we believe enhances our position to capitalize on a strengthening market. In particular, we have further developed our commercial platform, which outperformed our benchmark by approximately $2,100 per day on a fleet-wide basis during the first quarter. This outperformance together with our efficient cost structure, is expected to continue to allow for increased margins. Finally, we made progress on the implementation of our comprehensive IMO 2020 plan and continued to execute our fleet growth and renewal program, completing the sale of our final 1990s built vessel and improving the age and earnings profile of the fleet.”

Overall, our fleet deployment strategy remains weighted towards short-term fixtures, which provides optionality for the Company. We believe that our active commercial strategy, together with our efficient cost structure, provides continuing potential for increased margins. Furthermore, our barbell approach to fleet composition provides direct exposure to both major and minor bulk commodities.

Our first quarter of 2019 TCE results by class are listed below. During the first quarter, we benefited from coverage taken ahead of the traditionally softer period as well as the strategic positioning of select vessels to key designated regions on our minor bulk fleet. During the quarter, Genco’s approach to fleet composition proved beneficial, as spot earnings on the smaller vessels found support following a low in early February despite the decline in Capesize spot rates experienced throughout the first three months of the year.

•	Capesize: $12,054
•	Panamax: $7,889
•	Ultramax and Supramax: $8,638
•	Handysize: $6,938
•	Fleet average: $9,230

We currently have the following TCE fixed for the second quarter of 2019. With 64% of our Q2 available days covered, we maintain an opportunistic charter strategy to provide optionality in what has been a rising market so far in the second quarter. Our spot fixtures tend to have a duration of 30 to 40 days in which our vessel contracts expire, which enables Genco to benefit from potentially improving market conditions.

•	Capesize: $6,633 for 64% of the available Q2 2019 days
•	Panamax: $9,896 for 48% of the available Q2 2019 days

•	Ultramax and Supramax: $8,308 for 67% of the available Q2 2019 days
•	Handysize: $5,342 for 62% of the available Q2 2019 days
•	Fleet average: $7,220 for 64% of the available Q2 2019 days

1 TCE relative performance is benchmarked against the weighted average of the relevant sub-indices of the Baltic Dry Index as published by the Baltic Exchange (BCI 5TC, BPI, BSI 58 and BHSI) net of 5% for commissions, adjusted for our owned fleet composition as well as the characteristics of our vessels.

2 We believe the non-GAAP measure presented provides investors with a means of better evaluating and understanding the Company’s operating performance. Please see Summary Consolidated Financial and Other Data below for a further reconciliation.

Scrubber Financing and Credit Facility Update

On February 28, 2019, we upsized our $460 Million Credit Facility to a $495 Million Credit Facility through an amendment for an additional tranche of up to $35 million to finance up to 90% of the expenses related to the acquisition and installation of scrubbers on our 17 Capesize vessels. Borrowings under the $35 million tranche will bear interest at LIBOR plus 250 basis points through September 30, 2019 and LIBOR plus a range of 225 to 275 basis points thereafter, dependent upon total net indebtedness to consolidated EBITDA for the preceding four calendar quarters.  Nordea Bank ABP, New York Branch, Skandinaviska Enskilda Banken AB (publ), Crédit Agricole Corporate and Investment Bank, and Danish Ship Finance A/S are the lenders for the additional tranche.

In October 2018, we sold the Genco Cavalier, a 2007-built Supramax vessel, for gross proceeds of $10.0 million, which was one of the vessels collateralizing the $495 Million Credit Facility. In April 2019, we paid down the credit facility with $4.6 million of net sale proceeds, and subsequently amended our quarterly amortization schedule to $14.9 million.

Financial Review: 2019 First Quarter

The Company recorded a net loss for the first quarter of 2019 of $7.8 million, or $0.19 basic and diluted net loss per share. Comparatively, for the three months ended March 31, 2018, the Company recorded a net loss of $55.8 million, or $1.61 basic and diluted net loss per share.

The Company’s revenues increased to $93.5 million for the three months ended March 31, 2019, 22% higher than the $76.9 million recorded for the three months ended March 31, 2018. The increase in revenues was primarily due to the increased employment of vessels on spot market voyage charters as compared to more time-charter employment in the first quarter of 2018.

The average daily time charter equivalent, or TCE, rates obtained by the Company’s fleet was $9,230 per day for the three months ended March 31, 2019 as compared to $10,463 per day for the three months ended March 31, 2018. In the first quarter of 2019, seasonal factors such as frontloaded newbuilding deliveries, the Lunar New Year celebration and weather-related disruptions hampering cargo availability were exacerbated by the tragic Vale dam breach, further coal restrictions in China as well as the overhang of the U.S.-China trade dispute. Subsequently, during the second quarter, the freight rate environment has begun to improve as some of these factors have subsided while increased vessel scrapping has resulted in lower net fleet growth.

Total operating expenses were $94.3 million for the three months ended March 31, 2019 compared to $125.3 million for the three months ended March 31, 2018. Included in the three months ended March 31, 2019 was a gain on sale of vessels totaling $0.6 million. During the three months ended March 31, 2018, a $56.4 million non-cash impairment charge was recorded as the estimated future undiscounted cash flows for nine of the 15 vessels that comprise our fleet renewal plan did not exceed their net book values, and we therefore adjusted their values to fair market value during the first quarter. Voyage expenses rose to $43.0 million for the three months ended March 31, 2019 versus $21.1 million during the prior year period primarily due to the increased employment of vessels on spot market voyage charters as part of our commercial strategy, in which we incur significantly higher voyage expenses as compared to time charters, spot market-related time charters and pool arrangements. Vessel operating expenses decreased to $23.2 million for the three months ended March 31, 2019, from $23.8 million for the three months ended March 31, 2018 due to lower maintenance related expenses as well as fewer owned vessels during Q1 2019. General and administrative expenses were $6.3 million for the first quarter of 2019 compared to $5.2 million for the first quarter of 2018, due to a combination of higher compensation related expenses and legal and professional fees associated with the scrubber facility. Depreciation and amortization expenses increased to $18.1 million for the three months ended March 31, 2019 from $16.9 million for the three months ended March 31, 2018, due to depreciation expense for the six vessels delivered during the third quarter of 2018, partially offset by a decrease in depreciation expense for the eight vessels that were sold during the second half of 2018 and the first quarter of 2019.

Daily vessel operating expenses, or DVOE, amounted to $4,420 per vessel per day for the first quarter of 2019, below our budget of $4,525 per vessel per day and compared to $4,401 per vessel per day for the first quarter of 2018. The increase in DVOE was predominantly due to higher crew related expenses, and partially offset by lower maintenance related expenses. We believe daily vessel operating expenses are best measured for comparative purposes over a 12‑month period in order to take into account all of the expenses that each vessel in our fleet will incur over a full year of operation. Based on estimates provided by our technical managers and management’s views, our DVOE budget for 2019 is $4,525 per vessel per day on a weighted average basis for the entire year for our fleet.

Apostolos Zafolias, Chief Financial Officer, commented, “During the first quarter, we continued to access capital under favorable terms. We are pleased to have upsized our $460 million credit facility to provide an additional tranche of up to $35 million and support Genco’s comprehensive approach to IMO 2020 compliance. We also continued to benefit from our efficient cost structure, as our daily vessel operating expenses for the quarter came in under budget at $4,420 per vessel per day. Our focus on costs has further strengthened our cash position and enabled the Company to end the quarter with $193 million in cash.”

Liquidity and Capital Resources

Cash Flow

Net cash provided by operating activities for the three months ended March 31, 2019 was $11.6 million as compared to $9.5 million for the three months ended March 31, 2018.  Included in the net loss during the three months ended March 31, 2019 was a gain of $0.6 million arising from the sale of the Genco Vigour.  Included in the net loss during the three months ended March 31, 2018 was $56.4 million of non-cash impairment charges. Depreciation and amortization expense for the three months ended March 31, 2019 increased by $1.2 million primarily due to depreciation expense for the six vessels delivered during the third quarter of 2018, partially offset by a decrease in depreciation expense for the eight vessels that were sold during the second half of 2018 and the first quarter of 2019.  Additionally, there was a $6.1 million increase in the fluctuation in due from charterers due to the timing of payments received from charterers and a $4.7 million increase in the fluctuation in prepaid expenses and other current assets due to a fluctuation in capitalized contract costs associated with spot market voyages.  Lastly, there was a $3.5 million increase in the fluctuation in inventories associated with vessels on spot market voyage charters and a $1.0 million decrease in deferred drydocking costs as there were less vessels that completed drydocking during the first quarter of 2019 as compared to the first quarter of 2018.  These fluctuations were partially offset by a $3.2 million decrease in the fluctuation accounts payable and accrued expenses due to the timing of payments made and a $1.8 million decrease in the fluctuation of deferred revenue due to the timing of payments received from charterers.

Net cash used in investing activities was $4.1 million during the three months ended March 31, 2019 as compared to net cash provided by investing activities of $1.4 million during the three months ended March 31, 2018.  Net cash used in investing activities during the three months ended March 31, 2019 consisted primarily of $9.3 million purchase of vessels related primarily to deposit payments made on scrubbers and ballast water treatment systems and $1.2 million for the purchase of other fixed assets due to the purchase of vessel equipment.  These cash outflows during the three months ended March 31, 2019 were partially offset by $6.4 million of proceeds from the sale of one vessel during the first quarter of 2019.  Net cash provided by investing activities during the three months ended March 31, 2018 consisted primarily of the proceeds received for hull and machinery claims related primarily to the receipt of the remaining insurance settlement for the main engine repair claim for the Genco Tiger.

Net cash used in financing activities during the three months ended March 31, 2019 and 2018 was $17.3 million and $14.7 million, respectively.  Net cash used in financing activities of $17.3 million for the three months ended March 31, 2019 consisted primarily of the following:  $15.0 million repayment of debt under the $495 Million Credit Facility; $1.6 million repayment of debt under the $108 Million Credit Facility; $0.6 million payment of deferred financing costs; and $0.1 million payment of common stock issuance costs.  Net cash used in financing activities of $14.7 million for the three months ended March 31, 2018 consisted primarily of the following:  $11.4 million repayment of debt under the $400 Million Credit Facility, $2.5 million repayment of debt under the $98 Million Credit Facility and $0.7 million repayment of debt under the 2014 Term Loan Facilities. On August 14, 2018, we entered into the $108 Million Credit Facility to finance a portion of the purchase price for the six vessels acquired during the third quarter of 2018.  On June

5, 2018, the $495 Million Credit Facility refinanced the following three existing credit facilities; the $400 Million Credit Facility, the $98 Million Credit Facility and the 2014 Term Loan Facilities.  Additionally, on February 28, 2019, the $495 Million Credit Facility was amended to add a tranche of $35 million for the purchase of scrubbers in addition to the original $460 million tranche used for the refinancing on June 5, 2018.

Capital Expenditures

We make capital expenditures from time to time in connection with vessel acquisitions. As of May 8, 2019, our fleet consists of 17 Capesize, two Panamax, six Ultramax, 20 Supramax, and 13 Handysize vessels with an aggregate capacity of approximately 5,075,000 dwt and an average age of 9.3 years.

In addition to acquisitions that we may undertake in future periods, we will incur additional capital expenditures due to special surveys and drydockings for our fleet. We had one vessel begin its drydock during the first quarter of 2019 and did not complete until April. We currently expect 16 vessels to drydock during the second quarter of 2019. Furthermore, we anticipate an additional 14 vessels and 4 vessels to drydock during the third and fourth quarters, respectively. To timely implement our comprehensive IMO 2020 compliance program while promoting availability of our vessels for the seasonally stronger fourth quarter, we have strategically planned to drydock a greater number of our vessels in 2019 during the second quarter.

We also anticipate incurring capital expenditures with respect to the installation of ballast water treatment systems, which we intend to fund with cash on hand. Furthermore, we expect to incur capital expenditures for the installation of scrubbers on our 17 Capesize vessels. We expect the cost for our Capesize vessels, including installation, to be approximately $2.25 million per vessel, which may vary according to the specifications of our vessels and technical aspects of the installation, among other variables. We anticipate funding the acquisition and installation of scrubbers on our 17 Capesize vessels through a combination of commercial bank debt from the additional tranche of up to $35 million under our $495 Million Credit Facility and cash on hand.

We estimate our capital expenditures related to drydocking, including capitalized costs incurred during drydocking related to vessel assets and vessel equipment, ballast water treatment system costs, scrubber costs and scheduled off-hire days for our fleet for the remainder of 2019 to be:

	Q2 2019	Q3 2019	Q4 2019
Estimated Drydock Costs (1)	$12.3 million	$4.8 million	$2.3 million
Estimated BWTS Costs (2)	$6.2 million	$1.9 million	$0.8 million
Estimated Scrubber Costs (3)	$11.3 million	$18.8 million	$1.9 million
Estimated Offhire Days (4)	400	385	90

(1) Estimates are based on our budgeted cost of drydocking our vessels in China. Actual costs will vary based on various factors, including where the drydockings are actually performed. We expect to fund these costs with cash on hand. These costs do not include drydock expense items that are reflected in vessel operating expenses. Estimated costs presented include approximately $4.0 million of costs associated with five vessels that could potentially be sold based on our fleet renewal program.

(2) Estimated costs associated with the installation of ballast water treatment systems is expected to be funded with cash on hand. Estimated costs include approximately $1.7 million of costs associated with five vessels that could potentially be sold based on our fleet renewal program.

(3) We anticipate funding the acquisition and installation of scrubbers on our 17 Capesize vessels through a combination of commercial bank debt and cash on hand. Figures presented assume expenditures on date of installation.

(4) Actual length will vary based on the condition of the vessel, yard schedules and other factors. Estimated offhire presented includes approximately 100 days associated with five vessels that could potentially be sold based on our fleet renewal program.

Fleet Renewal Program

During the second half of 2018, the Company agreed to sell eight vessels as part of our previously announced fleet renewal program, achieving total gross proceeds of $52.5 million. Seven of these vessels were delivered to their respective buyers in 2018, while the Genco Vigour delivered in January 2019. We completed the sale of the 1999-built Panamax vessel on January 28, 2019 for a gain of $0.6 million. The Genco Vigour was our last remaining unencumbered vessel. As a result of the sales, Genco will save anticipated drydocking and ballast water treatment system installation costs of approximately $11.5 million previously scheduled for 2018 and 2019.

Summary Consolidated Financial and Other Data

The following table summarizes Genco Shipping & Trading Limited’s selected consolidated financial and other data for the periods indicated below.

	Three Months Ended March 31, 2019	Three Months Ended March 31, 2018
	(Dollars in thousands, except share and per share data)
	(unaudited)
INCOME STATEMENT DATA:
Revenues:
Voyage revenues	$93,464	$76,916
Total revenues	93,464	76,916

Operating expenses:
Voyage expenses	43,022	21,093
Vessel operating expenses	23,190	23,767
Charter hire expenses	2,419	-
General and administrative expenses (inclusive of nonvested stock amortization expense of $0.5 million and $0.5 million, respectively)	6,310	5,218
Technical management fees	1,940	1,948
Depreciation and amortization	18,076	16,886
Impairment of vessel assets	-	56,402
Gain on sale of vessels	(611)	-
Total operating expenses	94,346	125,314

Operating loss	(882)	(48,398)

Other (expense) income:
Other income (expense)	329	(85)
Interest income	1,327	794
Interest expense	(8,575)	(8,124)
Other expense	(6,919)	(7,415)

Loss before income taxes	(7,801)	(55,813)
Income tax expense	-	-

Net loss	$(7,801)	$(55,813)

Net loss per share - basic	$(0.19)	$(1.61)

Net loss per share - diluted	$(0.19)	$(1.61)

Weighted average common shares outstanding - basic	41,726,106	34,577,990

Weighted average common shares outstanding - diluted	41,726,106	34,577,990

	March 31, 2019	December 31, 2018
BALANCE SHEET DATA (Dollars in thousands):	(unaudited)

Assets
Current assets:
Cash and cash equivalents	$187,713	$197,499
Restricted cash	4,947	4,947
Due from charterers, net	17,265	22,306
Prepaid expenses and other current assets	9,213	10,449
Inventories	30,625	29,548
Vessels held for sale	-	5,702
Total current assets	249,763	270,451

Noncurrent assets:
Vessels, net of accumulated depreciation of $261,017 and $244,529, respectively	1,335,048	1,344,870
Deferred drydock, net	8,520	9,544
Fixed assets, net	3,099	2,290
Operating lease right-of-use assets	9,425	-
Restricted cash	315	315
Total noncurrent assets	1,356,407	1,357,019

Total assets	$1,606,170	$1,627,470

Liabilities and Equity
Current liabilities:
Accounts payable and accrued expenses	$24,137	$29,143
Current portion of long-term debt	70,351	66,320
Deferred revenue	4,497	6,404
Current operating lease liabilities	1,613	-
Total current liabilities	100,598	101,867

Noncurrent liabilities
Long-term operating lease liabilities	11,092	-
Deferred rent	-	3,468
Long-term debt, net of deferred financing costs of $15,967 and $16,272, respectively	448,522	468,828
Total noncurrent liabilities	459,614	472,296

Total liabilities	560,212	574,163

Commitments and contingencies

Equity:
Common stock	416	416
Additional paid-in capital	1,740,615	1,740,163
Retained deficit	(695,073)	(687,272)
Total equity	1,045,958	1,053,307
Total liabilities and equity	$1,606,170	$1,627,470

	Three Months Ended March 31, 2019	Three Months Ended March 31, 2018
STATEMENT OF CASH FLOWS (Dollars in thousands):	(unaudited)

Cash flows from operating activities
Net loss	$(7,801)	$(55,813)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	18,076	16,886
Amortization of deferred financing costs	915	573
Noncash operating lease expense	285	-
Amortization of nonvested stock compensation expense	452	493
Impairment of vessel assets	-	56,402
Gain on sale of vessels	(611)	-
Insurance proceeds for protection and indemnity claims	226	68
Change in assets and liabilities:
Decrease (increase) in due from charterers	5,041	(1,079)
Decrease (increase) in prepaid expenses and other current assets	927	(3,740)
Increase in inventories	(1,077)	(4,561)
Decrease in other noncurrent assets	-	514
(Decrease) increase in accounts payable and accrued expenses	(2,114)	1,094
Decrease in deferred revenue	(1,907)	(110)
Decrease in operating lease liabilities	(390)	-
Increase in deferred rent	-	180
Deferred drydock costs incurred	(410)	(1,446)
Net cash provided by operating activities	11,612	9,461

Cash flows from investing activities
Purchase of vessels, including deposits	(9,274)	-
Purchase of other fixed assets	(1,199)	(158)
Net proceeds from sale of vessels	6,351	-
Insurance proceeds for hull and machinery claims	-	1,607
Net cash (used in) provided by investing activities	(4,122)	1,449

Cash flows from financing activities
Repayments on the $108 Million Credit Facility	(1,580)	-
Repayments on the $495 Million Credit Facility	(15,000)	-
Repayments on the $400 Million Credit Facility	-	(11,434)
Repayments on the $98 Million Credit Facility	-	(2,542)
Repayments on the 2014 Term Loan Facilities	-	(681)
Payment of common stock issuance costs	(105)	-
Payment of deferred financing costs	(591)	-
Net cash used in financing activities	(17,276)	(14,657)

Net decrease in cash, cash equivalents and restricted cash	(9,786)	(3,747)

Cash, cash equivalents and restricted cash at beginning of period	202,761	204,946
Cash, cash equivalents and restricted cash at end of period	$192,975	$201,199

		Three Months Ended March 31, 2019
Adjusted Net Loss Reconciliation		(unaudited)
Net loss		$(7,801)
-	Gain on sale of vessels	(611)
	Adjusted net loss	$(8,412)

	Adjusted net loss per share - basic	$(0.20)
	Adjusted net loss per share - diluted	$(0.20)

	Weighted average common shares outstanding - basic	41,726,106
	Weighted average common shares outstanding - diluted	41,726,106

	Weighted average common shares outstanding - basic as per financial statements	41,726,106
	Dilutive effect of stock options	-
	Dilutive effect of restricted stock awards	-
	Weighted average common shares outstanding - diluted as adjusted	41,726,106

		Three Months Ended March 31, 2019	Three Months Ended March 31, 2018
		(Dollars in thousands)
EBITDA Reconciliation:		(unaudited)
Net loss		$(7,801)	$(55,813)
+	Net interest expense	7,248	7,330
+	Depreciation and amortization	18,076	16,886
	EBITDA(1)	$17,523	$(31,597)

+	Impairment of vessel assets	-	56,402
-	Gain on sale of vessels	(611)	-
	Adjusted EBITDA	$16,912	$24,805

	Three Months Ended
	March 31, 2019	March 31, 2018
FLEET DATA:	(unaudited)
Total number of vessels at end of period	58	60
Average number of vessels (2)	58.3	60.0
Total ownership days for fleet (3)	5,247	5,400
Total chartered-in days (4)	293	-
Total available days for fleet (5)	5,496	5,335
Total available days for owned fleet (6)	5,203	5,335
Total operating days for fleet (7)	5,383	5,292
Fleet utilization (8)	97.4%	98.9%

AVERAGE DAILY RESULTS:
Time charter equivalent (9)	$9,230	$10,463
Daily vessel operating expenses per vessel (10)	4,420	4,401

	Three Months Ended
	March 31, 2019	March 31, 2018
FLEET DATA:	(unaudited)
Ownership days
Capesize	1,530.0	1,170.0
Panamax	207.2	540.0
Ultramax	540.0	360.0
Supramax	1,800.0	1,890.0
Handymax	-	90.0
Handysize	1,170.0	1,350.0
Total	5,247.2	5,400.0

Chartered-in days
Capesize	-	-
Panamax	-	-
Ultramax	30.4	-
Supramax	186.4	-
Handymax	17.4	-
Handysize	58.9	-
Total	293.1	-

Available days (owned & chartered-in fleet)
Capesize	1,528.8	1,137.8
Panamax	207.2	540.0
Ultramax	570.2	359.7
Supramax	1,945.6	1,889.6
Handymax	17.4	81.8
Handysize	1,226.9	1,326.6
Total	5,496.1	5,335.5

Available days (owned fleet)
Capesize	1,528.8	1,137.8
Panamax	207.2	540.0
Ultramax	539.8	359.7
Supramax	1,759.2	1,889.6
Handymax	-	81.8
Handysize	1,168.0	1,326.6
Total	5,203.0	5,335.5

Operating days
Capesize	1,515.3	1,137.8
Panamax	199.7	536.7
Ultramax	531.5	353.5
Supramax	1,915.9	1,869.1
Handymax	17.4	81.8
Handysize	1,202.7	1,312.8
Total	5,382.5	5,291.7

Fleet utilization
Capesize	99.0%	99.3%
Panamax	96.4%	99.4%
Ultramax	93.2%	98.2%
Supramax	97.1%	98.9%
Handymax	100.0%	90.9%
Handysize	97.9%	98.9%
Fleet average	97.4%	98.9%

Average Daily Results:
Time Charter Equivalent
Capesize	$12,054	$13,739
Panamax	7,889	8,987
Ultramax	8,421	10,895
Supramax	8,769	9,965
Handymax	-	10,519
Handysize	6,938	8,842
Fleet average	9,230	10,463

Daily vessel operating expenses
Capesize	$4,963	$4,702
Panamax	4,327	4,392
Ultramax	4,300	4,334
Supramax	4,268	4,419
Handymax	-	5,971
Handysize	4,015	4,033
Fleet average	4,420	4,401

1)
EBITDA represents net income (loss) plus net interest expense, taxes, and depreciation and amortization. EBITDA is included because it is used by management and certain investors as a measure of operating performance. EBITDA is used by analysts in the shipping industry as a common performance measure to compare results across peers. Our management uses EBITDA as a performance measure in consolidating internal financial statements and it is presented for review at our board meetings. We believe that EBITDA is useful to investors as the shipping industry is capital intensive which often results in significant depreciation and cost of financing. EBITDA presents investors with a measure in addition to net income to evaluate our performance prior to these costs. EBITDA is not an item recognized by U.S. GAAP (i.e. non-GAAP measure) and should not be considered as an alternative to net income, operating income or any other indicator of a company's operating performance required by U.S. GAAP. EBITDA is not a measure of liquidity or cash flows as shown in our consolidated statement of cash flows. The definition of EBITDA used here may not be comparable to that used by other companies.

2)
Average number of vessels is the number of vessels that constituted our fleet for the relevant period, as measured by the sum of the number of days each vessel was part of our fleet during the period divided by the number of calendar days in that period.

3)
We define ownership days as the aggregate number of days in a period during which each vessel in our fleet has been owned by us. Ownership days are an indicator of the size of our fleet over a period and affect both the amount of revenues and the amount of expenses that we record during a period.

4)	We define chartered-in days as the aggregate number of days in a period during which we chartered-in third-party vessels.
5)
We define available days, which Genco has recently updated and incorporated in the table above to better demonstrate the manner in which Genco evaluates its business, as the number of our ownership days and chartered-in days less the aggregate number of days that our vessels are off-hire due to familiarization upon acquisition, repairs or repairs under guarantee, vessel upgrades or special surveys.  Companies in the shipping industry generally use available days to measure the number of days in a period during which vessels should be capable of generating revenues.

6)	We define available days for the owned fleet as available days less chartered-in days.
7)
We define operating days as the number of our total available days in a period less the aggregate number of days that the vessels are off-hire due to unforeseen circumstances. The shipping industry uses operating days to measure the aggregate number of days in a period during which vessels actually generate revenues.

8)
We calculate fleet utilization, which Genco has recently updated and incorporated in the table above to better demonstrate the manner in which Genco evaluates its business, as the number of our operating days during a period divided by the number of ownership days plus chartered-in days less drydocking days.

9)
We define TCE rates as our voyage revenues less voyage expenses and charter hire expenses, divided by the number of the available days of our owned fleet during the period, which is consistent with industry standards. TCE rate is a common shipping industry performance measure used primarily to compare daily earnings generated by vessels on time charters with daily earnings generated by vessels on voyage charters, because charterhire rates for vessels on voyage charters are generally not expressed in per-day amounts while charterhire rates for vessels on time charters generally are expressed in such amounts.

	Three Months Ended March 31, 2019	Three Months Ended March 31, 2018
Total Fleet	(unaudited)
Voyage revenues (in thousands)	$93,464	$76,916
Voyage expenses (in thousands)	43,022	21,093
Charter hire expenses (in thousands)	2,419	-
	48,023	55,823

Total available days for owned fleet	5,203	5,335
Total TCE rate	$9,230	$10,463

10)
We define daily vessel operating expenses to include crew wages and related costs, the cost of insurance expenses relating to repairs and maintenance (excluding drydocking), the costs of spares and consumable stores, tonnage taxes and other miscellaneous expenses. Daily vessel operating expenses are calculated by dividing vessel operating expenses by ownership days for the relevant period.

Debt Overview

Debt outstanding as of March 31, 2019, gross of unamortized debt issuance costs and inclusive of the current portion of long-term debt, amounted to $535 million. On February 28, 2019, we upsized our $460 Million Credit Facility to a $495 Million Credit Facility through an amendment providing an additional tranche of up to $35 million to finance up to 90% of the expenses related to the acquisition and installation of scrubbers on our 17 Capesize vessels. Borrowings under the $35 million tranche will bear interest at LIBOR plus 250 basis points through September 30, 2019 and LIBOR plus a range of 225 to 275 basis points thereafter. In April, we paid down the $4.6 million of net sale proceeds from the Genco Cavalier that corresponded to debt, and subsequently amended our quarterly amortization schedule to $14.9 million.

	March 31, 2019	December 31, 2018
Long-term debt, net consists of the following:

Principal amount	$534,840	$551,420
Less: Unamortized debt issuance costs	(15,967)	(16,272)
Less: Current portion	(70,351)	(66,320)
Long-term debt, net	$448,522	$468,828

	March 31, 2019		December 31, 2018
	Principal	Unamortized Debt Issuance Cost	Principal	Unamortized Debt Issuance Cost

$495 Million Credit Facility	$430,000	$14,213	$445,000	$14,423
$108 Million Credit Facility	104,840	1,754	106,420	1,849
	$534,840	$15,967	$551,420	$16,272

About Genco Shipping & Trading Limited

Genco Shipping & Trading Limited transports iron ore, coal, grain, steel products and other drybulk cargoes along worldwide shipping routes. As of May 8, 2019, Genco Shipping & Trading Limited’s fleet consists of 17 Capesize, two Panamax, six Ultramax, 20 Supramax and 13 Handysize vessels with an aggregate capacity of approximately 5,075,000 dwt and an average age of 9.3 years.

The following table reflects Genco’s fleet list as of May 8, 2019:

	Vessel	DWT	Year Built
Capesize
1	Genco Resolute	181,060	2015
2	Genco Endeavour	181,060	2015
3	Genco Constantine	180,183	2008
4	Genco Augustus	180,151	2007
5	Genco Liberty	180,032	2016
6	Genco Defender	180,021	2016
7	Baltic Lion	179,185	2012
8	Genco Tiger	179,185	2011
9	Genco London	177,833	2007
10	Baltic Wolf	177,752	2010
11	Genco Titus	177,729	2007
12	Baltic Bear	177,717	2010
13	Genco Tiberius	175,874	2007
14	Genco Commodus	169,098	2009
15	Genco Hadrian	169,025	2008
16	Genco Maximus	169,025	2009
17	Genco Claudius	169,001	2010
Panamax
1	Genco Thunder	76,588	2007
2	Genco Raptor	76,499	2007
Ultramax
1	Baltic Hornet	63,574	2014
2	Baltic Mantis	63,470	2015
3	Baltic Scorpion	63,462	2015
4	Baltic Wasp	63,389	2015
5	Genco Weatherly	61,556	2014
6	Genco Columbia	60,294	2016

Supramax
1	Genco Hunter	58,729	2007
2	Genco Auvergne	58,020	2009
3	Genco Rhone	58,018	2011
4	Genco Ardennes	58,018	2009
5	Genco Brittany	58,018	2010
6	Genco Languedoc	58,018	2010
7	Genco Pyrenees	58,018	2010
8	Genco Bourgogne	58,018	2010
9	Genco Aquitaine	57,981	2009
10	Genco Warrior	55,435	2005
11	Genco Predator	55,407	2005
12	Genco Provence	55,317	2004
13	Genco Picardy	55,257	2005
14	Genco Normandy	53,596	2007
15	Baltic Jaguar	53,474	2009
16	Baltic Leopard	53,447	2009
17	Baltic Cougar	53,432	2009
18	Genco Loire	53,430	2009
19	Genco Lorraine	53,417	2009
20	Baltic Panther	53,351	2009
Handysize
1	Genco Spirit	34,432	2011
2	Genco Mare	34,428	2011
3	Genco Ocean	34,409	2010
4	Baltic Wind	34,409	2009
5	Baltic Cove	34,403	2010
6	Genco Avra	34,391	2011
7	Baltic Breeze	34,386	2010
8	Genco Bay	34,296	2010
9	Baltic Hare	31,887	2009
10	Baltic Fox	31,883	2010
11	Genco Champion	28,445	2006
12	Genco Challenger	28,428	2003
13	Genco Charger	28,398	2005

Conference Call Announcement

Genco Shipping & Trading Limited will hold a conference call on Thursday, May 9, 2019 at 8:00 a.m. Eastern Time to discuss its 2019 first quarter financial results. The conference call and a presentation will be simultaneously webcast and will be available on the Company’s website, www.GencoShipping.com. To access the conference call, dial (334) 781-6650 or (800) 682-9934 and enter passcode 6246906. A replay of the conference call can also be accessed for two weeks by dialing (888) 203-1112 or (719) 457-0820 and entering the passcode 6246906. The Company intends to place additional materials related to the earnings announcement, including a slide presentation, on its website prior to the conference call.

Website Information

We intend to use our website, www.GencoShipping.com, as a means of disclosing material non-public information and for complying with our disclosure obligations under Regulation FD. Such disclosures will be included in our website’s Investor Relations section. Accordingly, investors should monitor the Investor Relations portion of our website, in addition to following our press releases, SEC filings, public conference calls, and webcasts. To subscribe to our e-mail alert service, please click the “Receive E-mail Alerts” link in the Investor Relations section of our website and submit your email address.  The information contained in, or that may be accessed through, our website is not incorporated by reference into or a part of this document or any other report or document we file with or furnish to the SEC, and any references to our website are intended to be inactive textual references only.

"Safe Harbor" Statement Under the Private Securities Litigation Reform Act of 1995

This presentation contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements use words such as “anticipate,” “budget,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” and other words and terms of similar meaning in connection with a discussion of potential future events, circumstances or future operating or financial performance. These forward-looking statements are based on management’s current expectations and observations. Included among the factors that, in our view, could cause actual results to differ materially from the forward looking statements contained in this report are the following: (i) declines or sustained weakness in demand in the drybulk shipping industry; (ii) continuation of weakness or declines in drybulk shipping rates; (iii) changes in the supply of or demand for drybulk products, generally or in particular regions; (iv) changes in the supply of drybulk carriers including newbuilding of vessels or lower than anticipated scrapping of older vessels; (v) changes in rules and regulations applicable to the cargo industry, including, without limitation, legislation adopted by international organizations or by individual countries and actions taken by regulatory authorities; (vi) increases in costs and expenses including but not limited to: crew wages, insurance, provisions, lube, oil, bunkers, repairs, maintenance and general, administrative, and management fee expenses; (vii) whether our insurance arrangements are adequate; (viii) changes in general domestic and international political conditions; (ix) acts of war, terrorism, or piracy; (x) changes in the condition of the Company’s vessels or applicable maintenance or regulatory standards (which may affect, among other things, our anticipated drydocking or maintenance and repair costs) and unanticipated drydock expenditures; (xi) the Company’s acquisition or disposition of vessels; (xii) the amount of offhire time needed to complete repairs on vessels and the timing and amount of any reimbursement by our insurance carriers for insurance claims, including offhire days; (xiii) the completion of definitive documentation with respect to charters; (xiv) charterers’ compliance with the terms of their charters in the current market environment; (xv) the extent to which our operating results continue to be affected by weakness in market conditions and charter rates; (xvi) our ability to maintain contracts that are critical to our operation, to obtain and maintain acceptable terms with our vendors, customers and service providers and to retain key executives, managers and employees; (xvii) the completion of documentation for vessel transactions and the performance of the terms thereof by buyers or sellers of vessels and us; (xviii) the terms of definitive documentation for the purchase and installation of scrubbers and our ability to have scrubbers installed within the price range and time frame anticipated; (xix) our ability to obtain any additional financing we may seek for scrubbers on acceptable terms; (xx) the relative cost and availability of low sulfur and high sulfur fuel or any additional scrubbers we may seek to install; (xxi) our ability to realize the economic benefits or recover the cost of the scrubbers we plan to install; (xxii) worldwide compliance with IMO 2020 regulations and other factors listed from time to time in our public filings with the Securities and Exchange Commission including, without limitation, the Company’s Annual Report on Form 10-K for the year ended December 31, 2018 and our subsequent reports on Form 10-Q and Form 8-K. Our ability to pay dividends in any period will depend upon various factors, including the limitations under any credit agreements to which we may be a party, applicable provisions of Marshall Islands law and the final determination by the Board of Directors each quarter after its review of our financial performance. The timing and amount of dividends, if any, could also be affected by factors affecting cash flows, results of operations, required capital expenditures, or reserves.  As a result, the amount of dividends actually paid may vary.  We do not undertake any obligation to update or revise any forward‑looking statements, whether as a result of new information, future events or otherwise.

CONTACT:
Apostolos Zafolias
Chief Financial Officer
Genco Shipping & Trading Limited
(646) 443-8550